EXHIBIT 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

UNIVERSITY OF MIAMI

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into and made effective as of the last dated signature below (the “Effective Date”) between University of Miami, a Florida not-for-profit corporation, having business offices at 1951 NW 7th Avenue, Suite 300, Miami, Florida 33136 (“UNIVERSITY”) and Zolovax, Inc., a Delaware corporation and subsidiary of Heat Biologics Inc., having business offices at 627 Davis Drive, Suite 400, Morrisville, North Carolina 27560 (“LICENSEE”). For purposes of this Agreement, each of UNIVERSITY and LICENSEE may be individually referred to as a “Party” and collectively referred to as the “Parties.”

BACKGROUND

UNIVERSITY has been assigned and is a co-owner with LICENSEE of the rights and title to certain inventions as described in patent applications and the UNIVERSITY invention disclosure document in Appendix A. UNIVERSITY wants to have the invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit. LICENSEE wants to acquire an exclusive license for the Patent Rights to exploit Licensed Products the invention(s) disclosed or claimed in the Patent Rights, in the Territory and in the Field of Use as set forth and defined below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.

DEFINITIONS

1.1

“Affiliate” shall mean any corporation or other business entity controlled by, controlling or under common control with UNIVERSITY or LICENSEE.  For this purpose, “control” shall mean direct or indirect beneficial ownership of at least a fifty percent (50%) of the equity interests of, or at least a fifty percent (50%) interest in the income of such corporation or other business entity, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE, or such other relationship as in fact, constitutes actual control.

1.2

“Field of Use” shall mean all fields.

1.3

“Licensed Product” shall mean any product or process, or portion thereof, made, developed, used, or sold by LICENSEE, Affiliate, or Sublicensee of LICENSEE that:

(a)

is covered by (1) an issued, unexpired claim contained in the Patent Rights that has not been revoked or held unenforceable or invalid by a decision of a court or governmental authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (2) a pending claim contained in the Patent Rights that has not been abandoned, disclaimed, allowed to lapse or finally determined to be unallowable by the applicable government authority in a decision from which no appeal can be taken or from which no appeal is taken within the time allowed for appeal in the country in which any such product is made, used, or sold, or which pending claim has not been pending for more than seven (7) years, as calculated from the filing of a non-provisional national application for prosecution. For clarity, the pendency of a provisional or Patent Cooperation Treaty application shall not count towards the pendency time and the filing of a divisional and/or continuation shall not restart the pendency calculation.  If a claim that has been pending for more than seven years subsequently grants, it shall be treated as an issued, unexpired claim, as outlined in Section 1.3(a)(1);

(b)

is manufactured by using a process that is covered by (1) an issued, unexpired claim contained in the Patent Rights that has not been revoked or held unenforceable or invalid by a decision of a court or governmental authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (2) a pending claim contained in the Patent Rights that has not been abandoned, disclaimed, allowed to lapse or finally determined to be unallowable by the applicable government authority in a decision from which no appeal can be taken or from which no appeal is taken within the time allowed for appeal in the country in which any such product is made, used or sold; or which pending claim has not been pending for more than seven (7) years, as calculated from the filing of a non-provisional national application for prosecution. For clarity, the pendency of a provisional or Patent Cooperation Treaty application shall not count towards the pendency time and the filing of a divisional and/or continuation shall not restart the pendency calculation.  If a claim that has been pending for more than seven years subsequently grants, it shall be treated as an issued, unexpired claim, as outlined in Section 1.3(b)(1); or

(c)

employs Technology.

1.4

“Net Sales” shall be calculated as set forth in this section, and shall mean gross amounts invoiced by LICENSEE, or its Affiliates or Sublicensees, on commercial sales of Licensed Products, thereof to third parties (excluding Sublicensees or Affiliates), less deductions for the following, determined in accordance with generally accepted accounting principles, consistently and strictly applied:

(a)

sales and excise taxes, value added taxes, and duties which fall due and are paid by the purchaser as a direct consequence of such sales and any other governmental charges imposed upon the importation, use or sale of Licensed Products, but only to the extent that such taxes and duties are actually included and itemized in the gross sales amounts invoiced to and specifically paid by the purchaser over and above the price of the Licensed Products;

(b)

trade, quantity and cash discounts actually allowed and taken;

(c)

allowances or credits to customers on account of shelf adjustments, failure to supply, rejection, withdrawal, recall or return of Licensed Products or on account of retroactive price reductions affecting Licensed Products, to the extent that such allowances or credits are actually allowed and taken;

(d)

any charges for freight, postage, shipping or transportation or for shipping insurance;

(e)

rebates and charge backs specifically related to Licensed Products on an actual credited or paid basis, including those granted to government agencies (such rebates and charge backs to be accrued as an estimate in the month in which the related

Licensed Products are sold by using generally accepted accounting principles) to the extent that such rebates and charge backs are actually allowed and taken.

1.5

“Non-Royalty Sublicensing Consideration” shall mean any and all consideration of any kind (e.g., cash or in-kind consideration) received by LICENSEE from a Sublicensee, including without limitation licensing fees and milestone payments, but excluding any consideration solely on account of:

(a)

royalties on product sales (for clarity, royalties on product sales by Sublicensees will be treated as if LICENSEE made the sale of such product);

(b)

investments in LICENSEE equity to the extent such equity is purchased for fair market value;

(c)

direct research and development expenses incurred by LICENSEE and required to be incurred by LICENSEE under the sublicense;

(d)

debt on arm’s length terms; and

(e)

reimbursement of out-of-pocket patent prosecution for the Patent Rights.

1.6

“Patent Rights” shall mean UNIVERSITY’s share of:

(a)

the patents and patent applications specifically set forth in Appendix A and any United States patents that issue therefrom or on inventions originally disclosed therein (including any and all divisionals, continuations, and continuations-in-part solely to the extent that all of the claims of any such continuations-in-part are wholly supported by the patents, patent applications and/or invention disclosures set forth in Appendix A) together with post-grant proceedings, re-examinations or reissue of such United States patents, and any extensions of or supplementary protection certificates referencing any of the foregoing; and

(b)

any foreign (non-United States) patents and patent applications claiming priority to any patents or patent applications specifically set forth in Appendix A and any patents issuing therefrom or on inventions originally disclosed therein (including any and all divisionals, continuations, and continuations-in-part solely to the extent that all of the claims of any such continuations-in-part are wholly supported by the patents, patent applications, or invention disclosures set forth in Appendix A) together with any oppositions, re-examinations or reissues of such foreign patents, and any extensions of or supplementary protection certificates referencing any of the foregoing.

1.7

“Sublicensee(s)” shall mean any third party to whom LICENSEE has granted a license to make, have made, use, import, sell, or have sold Licensed Products under the Patent Rights or the Technology (a “Sublicense”).

1.8

“Technology” shall mean all proprietary information and data directly related to the claims of the patent applications listed in Appendix A that is known by [***] in the course of her employment with UNIVERSITY on or before the Effective Date, as evidenced by contemporaneous written documents, reasonably necessary to practice, use, or otherwise derive the benefits of the Patent Rights, but not disclosed, claimed, or covered in the Patent Rights, including but not limited to information, data, techniques, know-how, biological materials, methods, protocols, and the like, to the extent they exist or have been developed on or before the Effective Date; provided, however, that Technology shall not include the Confidential Information of LICENSEE.  Furthermore, “Technology” shall also include any information contained in the Patent Rights in the event that no patent claims are granted or if a patent claim(s) is/are pending for longer than seven (7) years, subject to the provisions of Section 1.3(a) and Section 1.3(b).

1.9

“Territory” shall mean the world.

2.

GRANT

2.1

LICENSE GRANTS.

(a)

UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, an exclusive license in the Territory for the Field of Use, under the Patent Rights to research, develop, make, have made, use, sell, or import the Licensed Products described or claimed in the Patent Rights.

(b)

UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, an exclusive, worldwide license in the Field of Use under the Technology to research, develop, make, have made, use, sell, or import Licensed Products.

(c)

Any transfer of the right and license granted under Section 2.1 (a) or Section 2.1 (b) by LICENSEE to any corporation or business entity controlling the LICENSEE is prohibited unless a prior written consent from the UNIVERSITY is obtained, provided that such consent shall not be unreasonably withheld.

(d)

UNIVERSITY disclaims any grant of rights, implied or otherwise, that are not expressly stated herein.

2.2

RETAINED RIGHTS.

(a)

UNIVERSITY retains on behalf of itself, a non-exclusive, royalty-free, perpetual, irrevocable, worldwide right to practice, make, and use Patent Rights or Technology for any non-profit purposes, including educational, and research purposes, including sponsored research and collaborations between UNIVERSITY and commercial entities.  Should another non-profit, academic, or research institution request a non-commercial license for Patent Rights or Technology, and should UNIVERSITY have a desire to provide such, UNIVERSITY shall allow LICENSEE to comment on the terms of which to provide such license, such terms to be limited to the retained rights of UNIVERITY, and UNIVERSITY shall not provide any Confidential Information of LICENSEE to any such non-profit, academic, or research institution.

(b)

UNIVERSITY retains the right to publish any information obtained in UNIVERSITY’s use of Patent Rights or Technology; however, no fewer than thirty (30) days prior to UNIVERSITY submitting any publication incorporating Patent Rights or Technology, UNIVERSITY shall provide LICENSEE with a substantially complete version of the proposed publication. If LICENSEE has any comments or objections to the proposed publication, LICENSEE shall submit such notice to UNIVERSITY no later than thirty (30) days after receiving the proposed publication from UNIVERSITY.  UNIVERSITY and LICENSEE shall discuss in good faith to resolve any objections to the proposed publication; provided, however, that under no circumstances shall UNIVERSITY include in any publication any LICENSEE Confidential Information.  Upon LICENSEE’s request, UNIVERSITY shall delay such publication or presentation for a period, not to exceed sixty (60) days, to allow for filing of intellectual property protection. If UNIVERSITY does not receive any notice from LICENSEE within fifteen (15) days of submitting the proposed publication to LICENSEE, LICENSEE will be deemed to have no objection to the submission of the proposed publication.

(c)

The publication or presentation of Patent Rights or Technology by UNIVERSITY or its employees in research journals, conferences, or the like shall not be considered to be the granting of additional licenses to develop and commercialize the Patent Rights or Technology.

2.3

SUBLICENSING.

(a)

Subject to the terms and conditions of this Section and otherwise as set forth in the Agreement, LICENSEE may grant or allow Sublicenses through multiple tiers, provided that 1) any such Sublicense shall be an arm’s length transaction to an entity not under the control of LICENSEE, or any of its directors or controllers, and 2) LICENSEE has requested and obtained the prior written approval of UNIVERSITY, which approval shall not be unreasonably withheld.  Each Sublicensee shall agree in writing with LICENSEE to accept the conditions and restrictions agreed to by LICENSEE in this Agreement.  Sublicenses with any exclusivity must include diligence requirements commensurate with the diligence requirements under this Agreement.  Any Sublicense shall state that it is subject to the termination of this Agreement. LICENSEE shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of LICENSEE.

(b)

For clarity, royalties on Net Sales negotiated and agreed upon under this Agreement are “pass-through” by nature.  An earned royalty is calculated as a percentage of Net Sales of Licensed Products of LICENSEE or Sublicensees.

(c)

LICENSEE will pay to UNIVERSITY twenty percent (20%) of all Non-Royalty Sublicensing Consideration.

(d)

LICENSEE shall provide UNIVERSITY with a copy of each Sublicense and any other agreement that transfers intellectual property rights granted hereunder to a third party (other than routine research and development agreements, such as agreements with contract research organizations), within five (5) days following the execution of the Sublicense or such other agreement.

(e)

Notwithstanding the Sublicensee’s payment obligations to LICENSEE, LICENSEE shall be directly responsible for all royalties and payments due pursuant to this Agreement.

3.

ROYALTIES AND OTHER CONSIDERATION

3.1

CONSIDERATION.  In consideration of the license herein granted, LICENSEE shall pay fees and royalties to UNIVERSITY as follows:

(a)

License issue fee of two thousand five hundred dollars ($2,500) is due to UNIVERSITY within thirty (30) days of the Effective Date.

(b)

Running royalty on the annual Net Sales of Licensed Products shall be payable on a country-by-country basis according to the following table:

Running royalty due to UNIVERSITY
For Net Sales of Licensed Products subject to Section 1.3(a) or Section 1.3(b)	[***]
For Net Sales of Licensed Products subject to Section 1.3(c)	[***]

If, during the development of a Licensed Product, LICENSEE discovers that it is reasonably necessary to obtain a license to intellectual property rights from a third party in order to commercialize such Licensed Product, then LICENSEE may reduce the running royalty due to UNIVERSITY provided:

(i)

LICENSEE notifies UNIVERSITY of the necessity to obtain such third party license(s);

(ii)

the reduction in royalties due to UNIVERSITY shall be reduced by only the amount of royalties due to third parties on Net Sales, but in no circumstance shall the running royalty due by LICENSEE to UNIVERSITY drop below [***]of Net Sales when Licensed Products are subject to pending or granted Patent Rights and [***]; and

(iii)

any reductions in the running royalty shall be determined on a Licensed Product-by-Licensed Product basis.

(c)

Further, if a Licensed Product is sold or provided as part of a system, package, or combination product or service that involve one or more products or services not covered by the Patent Rights or Technology (each, a "Combination Product"), Net Sales shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/(A+B), where "A" is the average unit selling price during the period in which Net Sales are being calculated for the Licensed Product included in such Combination Product when sold separately from any other products or services not covered by the Patent Rights or Technology, and "B" is the total average unit selling price of the Combination Product during the same period. In the event that no market price is available for the Licensed Product included in such Combination Product when supplied or priced separately, UNIVERSITY and LICENSEE shall use best efforts to determine in good faith the fair market value thereof and if they cannot determine the fair market value thereof within ten (10) days of either parties request of a determination they shall select a third party mutually acceptable to make such determination.

(d)

On the anniversary date of the Effective Date, LICENSEE must pay UNIVERSITY a minimum annual fee according to the following schedule, which shall be creditable against any royalty payments due pursuant to Section 3.1(b) for that year:

(i)

For each year prior to the first sale of LICENSED PRODUCT...................... [***]

(ii)

For the year in which LICENSED PRODUCT was first offered for sale and every subsequent year until expiration/termination …….………………………..[***]

3.2

CURRENCY.  All payments hereunder shall be made in United States dollars.  Royalties due on foreign Net Sales shall be computed by converting the royalty in the currency of the country in which the sales were made at the exchange rate for United States dollars prevailing at the close of the business day of the LICENSEE’s year for which royalties are being calculated as published the following day in The Wall Street Journal.

3.3

PAYMENT TERMS.  All payments due hereunder are payable by check or wire transfer to the address listed in Section 18 or using the wiring instructions provided by UNIVERSITY, and shall be deemed received when the complete payment is credited to UNIVERSITY’s bank account.  Until all funds are received by UNIVERSITY, the payment by LICENSEE is not considered to be complete.  No transfer, exchange, collection, or other charges shall be deducted from such payments.

3.4

TAXES.  In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to UNIVERSITY under this Agreement, LICENSEE shall be solely responsible to pay such taxes to the local tax authorities on behalf of UNIVERSITY, as a nonprofit, tax-exempt organization as defined in Section 501(c)(3) of the Internal Revenue Code.  Should LICENSEE be required under any law or regulation, of any government entity or authority, to withhold or deduct any portion of the payments due to UNIVERSITY, then the sum payable to UNIVERSITY shall be increased by the amount necessary to yield to UNIVERSITY an amount equal to the sum it would have received had no withholdings or deductions been made.  UNIVERSITY shall cooperate reasonably with LICENSEE in the event LICENSEE elects to assert, at its own expense, any exemption from any such tax or deduction.

4.

COMMERCIAL DILIGENCE AND MILESTONES

4.1

DILIGENCE.  LICENSEE shall use commercially-reasonable efforts to develop, manufacture, market, and sell Licensed Products in the Territory.  LICENSEE agrees to and warrants that:

(a)

it has, or will obtain, the expertise necessary to independently evaluate the inventions of the licensed Patent Rights and Technology; and

(b)

it will establish and actively and diligently pursue the development plan as described in Appendix C.

4.2

REPORTS.  LICENSEE agrees to submit the following:

(a)

Annual development reports that summarize LICENSEE’s efforts to develop Licensed Products and markets for Licensed Products.  Such reports shall be in a format substantially similar to Appendix D and include reasonable assurances by LICENSEE of its intent to actively develop commercial embodiments of the Patent Rights or Technology.  In such annual reports, LICENSEE shall specifically describe how any Licensed Product is related to the Patent Rights and inform UNIVERSITY if LICENSEE intends or commences clinical trials at UNIVERSITY.  Furthermore, the report shall include information sufficient to enable UNIVERSITY to ascertain progress by LICENSEE toward meeting the diligence milestones in this Section 4; and

(b)

Annual royalty summary reports, including sales by Sublicensees or Affiliates, to UNIVERSITY in a format substantially similar to Appendix E.

For a period of three (3) years from the date of each report pursuant to this Section 4.2(b), LICENSEE shall keep records adequate to verify each such report and licensing payment made to UNIVERSITY under this Agreement.  An independent Certified Public Accountant or Accounting Firm selected by UNIVERSITY and acceptable to LICENSEE (“Accountant”) may have access, on reasonable notice during regular business hours, not to exceed twice per year, to such records to verify such reports and payments.  LICENSEE’s acceptance of UNIVERSITY’s selection of said Accountant shall not be unreasonably withheld.  Such Accountant shall not disclose to UNIVERSITY any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder.  The fees and expense of the Accountant performing such verification shall be borne by UNIVERSITY, unless the audit reveals an underpayment of royalty by more than five (5%) percent, in which case the costs associated with the audit shall be paid by LICENSEE.

4.3

DILIGENCE MILESTONES.  LICENSEE, at its sole expense, shall make commercially-reasonable efforts to accomplish the following:

(a)

Within twenty four (24) months from the Effective Date, submit a complete Investigational New Drug application (or equivalent) to the United States Food and Drug Administration (“FDA”) or European Medicines Agency (“EMA”) for a Licensed Product;

(b)

Within nine (9) months of approval of the Investigational New Drug application (or equivalent) in Section 4.3(a), administer the first dose of a Licensed Product to a patient in a clinical trial; and

(c)

After approval of an Investigational New Drug application (or equivalent), LICENSEE shall make commercially-reasonable efforts towards obtaining regulatory marketing approval for a Licensed Product from either the FDA or EMA.

If the FDA or other regulatory agency determines that a certain milestone is not necessary for continued development or marketing of a Licensed Product, it shall be treated as if the milestone was met for the purposes of this Agreement.

4.4

COMMERCIAL MILESTONES.  The Parties agree to the following milestones and payments.  For the avoidance of doubt, if the same milestones are achieved by a Sublicensee, LICENSEE shall pay UNIVERSITY the amount due pursuant to Section 2.4 in addition to the payments listed below.  The following milestone payments shall not be creditable towards any other monies UNIVERSITY is due from LICENSEE:

(a)

Upon the achievement of $10,000,000 in cumulative Net Sales of Licensed Products, LICENSEE shall pay UNIVERSITY an additional one-time amount of [***];

(b)

Upon the achievement of $100,000,000 in cumulative Net Sales of Licensed Products, LICENSEE shall pay UNIVERSITY an additional one-time amount of [***]; and

(c)

Upon the achievement of $500,000,000 in cumulative Net Sales of Licensed Products, LICENSEE shall pay UNIVERSITY an additional one-time amount of [***].

5.

TERM

5.1

Unless this Agreement is terminated earlier in accordance with Section 13.1, the term of this Agreement shall commence on the Effective Date and remain in effect until the later of:

(a)

the date on which all issued patents and filed patent applications within the Patent Rights have expired or been abandoned and no royalties are due pursuant to Section 3; or

(b)

fifteen (15) years from the date of the first sale of a Licensed Product.

6.

COMPLIANCE WITH LAWS

6.1

COMPLIANCE WITH APPLICABLE LAWS.  LICENSEE shall at all times during the term of this Agreement, and for so long as it shall use the Patent Rights or Technology, comply with all laws that may control the import, export, manufacture, use, or other commercial exploitation of the Patent Rights or Technology, or any other activity undertaken pursuant to this Agreement.

6.2

EXPORT CONTROL REGULATIONS.  It is understood that UNIVERSITY and LICENSEE are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that their obligations hereunder are contingent on compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the Government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency.  UNIVERSITY neither represents that a license shall or shall not be required, nor that if required that it shall be issued.  LICENSEE represents and warrants that it will comply with, and will cause its Sublicensees and Affiliates to comply with, all United States export control laws, rules, and regulations.  LICENSEE is solely responsible for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and it will indemnify, defend, and hold UNIVERSITY harmless for the consequences of any such violation.

7.

PATENT PROTECTION

7.1

LICENSEE shall pay for one hundred percent (100%) of the costs of patent preparation, prosecution, and maintenance after the Effective Date, including all interferences, reissues, re-examinations, oppositions, or requests for patent term extensions.  LICENSEE shall reimburse UNIVERSITY for one hundred percent (100%) of third party expenses incurred by and paid for by UNIVERSITY in seeking and securing the Patent Rights prior to the Effective Date, according to the schedule set forth in Appendix B.

Subject to UNIVERSITY’s authority and during the term of this Agreement, LICENSEE is responsible for the prosecution, maintenance, and enforcement of the Patent Rights in UNIVERSITY’s name and for UNIVERSITY’s benefit, whereby LICENSEE: i) shall keep UNIVERSITY informed in writing of all material actions taken in this regard to permit UNIVERSITY an opportunity to review and comment thereon; (ii) shall consider in good faith, take into account, and implement the reasonable comments made by

UNIVERSITY; (iii) shall not add inventors who do not have an obligation to assign their ownership interest to UNIVERSITY to any patent or patent application among the Patent Rights without the permission of UNIVERSITY; (iv) shall not abandon prosecution of any pending patent applications or fail to maintain issued patents without providing UNIVERSITY the opportunity to assume control of prosecution and maintenance of the Patent Rights as provided below; and (v) shall notify UNIVERSITY no less than forty-five (45) days, where reasonably practical, prior to any deadline for action set forth by the United States Patent and Trademark Office or its foreign counterparts (a “Patent Office”), and promptly if not reasonably practical.  In the event LICENSEE desires to abandon prosecution or maintenance of any Patent Rights filed in a particular country, LICENSEE shall provide UNIVERSITY with no less than sixty (60) days written notice prior to the Patent Office deadline for action in which LICENSEE shall document: (i) the patent/patent application number; (ii) the patent/patent application title; (iii) the country in which such patent/patent applications is issued/pending.  Unless otherwise agreed to by the Parties, upon UNIVERSITY’s receipt of such written notice, any and all rights granted to LICENSEE by UNIVERSITY to said patent/patent application in said country shall promptly terminate.  For clarity, upon such termination of rights under such patent/patent application, UNIVERSITY shall be free to license, sell, assign, dispose of, or take any other action with respect to the rights to said patent/patent application at its sole discretion, and with no obligation to LICENSEE.  At LICENSEE’s request and expense, UNIVERSITY shall provide to LICENSEE reasonable assistance in the prosecution, maintenance, and enforcement of the Patent Rights.

7.2

Upon written request of UNIVERSITY,  LICENSEE shall apprise  UNIVERSITY of the “small entity” status of LICENSEE and all Sublicensees and Affiliates with respect to the United States patent laws, and with respect to the patent laws of any other countries, if applicable, and to inform UNIVERSITY of any changes in such status, within thirty (30) days of any such change.

7.3

Upon learning of any infringement of Patent Rights by third parties in any country, LICENSEE and UNIVERSITY will promptly inform each other, as the case may be, in writing of that fact and will supply the other with any available evidence pertaining to the infringement.  LICENSEE, at its own expense, shall have the first right to enforce any patent within the Patent Rights against any infringement or alleged infringement thereof, and shall at all times keep UNIVERSITY informed as to the status thereof.  Before LICENSEE commences any action with respect to any infringement of the Patent Rights, LICENSEE shall confer with UNIVERSITY and take into consideration the views of UNIVERSITY with respect to such action.  LICENSEE shall be entitled to retain all damages recovered in any such suit.  If LICENSEE brings suit against an alleged infringer and UNIVERSITY is a necessary party to such suit, UNIVERSITY agrees to be named in such suit at LICENSEE’s expense.  In the event that UNIVERSITY and LICENSEE mutually agree to bring suit, costs and expenses shall be shared equally and any recovery in excess of expenses shall be shared equally.  In any event, no settlement, consent, judgment or other voluntary final disposition of the suit that would materially or adversely affect the interests of the UNIVERSITY may be entered into without the consent of UNIVERSITY, such consent not to be unreasonably withheld or delayed.  In the event LICENSEE does not take steps to stop the infringement within ninety (90) days after notice of same by either Party, UNIVERSITY shall have the right to take whatever steps it deems necessary to stop the infringement at its expense and recover damages therefore, and will be entitled to retain all damages so recovered.  Each Party shall provide to the Party enforcing any Patent Rights reasonable assistance in such enforcement, at such enforcing Party’s request and expense.

8.

INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1

INDEMNIFICATION.

(a)

LICENSEE will defend, indemnify, and hold harmless the UNIVERSITY, its trustees, officers, faculty, employees, and students (the “UNIVERSITY Indemnitees”) against any and all losses, expenses, claims, actions, lawsuits, or judgments thereon (including attorney's fees through the appellate levels) (collectively “Liabilities”) that may be brought against UNIVERSITY Indemnities by third parties as a result of, or arising out of: (i) any negligent act or omission of LICENSEE, Sublicensee, or Affiliate, or of any agent or employee thereof; (ii) any breach of this Agreement; or (iii) the use, production, manufacture, sale, lease, consumption, or advertisement by LICENSEE, Sublicensee, or Affiliate, or of any agent or employee thereof, of any Licensed Product; provided however, LICENSEE shall not defend, indemnify, or hold harmless any UNIVERSITY Indemnitee from any Liabilities to the extent that such Liabilities are finally determined to have resulted from the willful negligent acts or omissions of such UNIVERSITY Indemnitee.

(b)

LICENSEE will defend, indemnify, and hold harmless the UNIVERSITY Indemnities against any and all judgments or damages arising from any and all third party claims of infringement that may be asserted against UNIVERSITY Indemnities because of the manufacture, use, promotion, or sale of Licensed Products.  LICENSEE will bear all costs and expenses incurred in connection with the defense of any such claims or as a result of any settlement made or judgment rendered on the basis of such claims.  LICENSEE agrees to provide attorneys, which shall be approved by UNIVERSITY Indemnities at their sole and absolute discretion, to defend against any actions brought or filed against any UNIVERSITY Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided however, that any UNIVERSITY Indemnitee shall have the right to retain its own counsel, at the reasonable expense of LICENSEE, if representation of such UNIVERSITY Indemnitee by counsel retained by LICENSEE would be inappropriate because of conflict of interests or otherwise.  LICENSEE agrees to keep UNIVERSITY informed of the progress in the defense and disposition of such claim, and to consult with UNIVERSITY prior to any proposed settlement.

8.2

LIMITATION OF LIABILITY.

(a)

UNIVERSITY shall have no liability to LICENSEE for any loss or damages LICENSEE may incur as a result of the invalidity of UNIVERSITY’s Patent Rights.

(b)

UNIVERSITY shall have no responsibility with respect to LICENSEE’s own trademarks and trade name, and LICENSEE in respect to the use thereof will defend, indemnify, and hold harmless UNIVERSITY against any and all third party claims.

(c)

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, UNIVERSITY SHALL NOT BE LIABLE FOR ANY SPECIAL, LOST PROFIT, EXPECTATION, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR OTHER INDIRECT DAMAGES IN CONNECTION WITH ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT, OR OTHERWISE.  UNIVERSITY’S TOTAL LIABILITY FOR ANY AND ALL CLAIMS OR ACTIONS ARISING FROM OR

RELATED TO THIS AGREEMENT WILL IN NO EVENT EXCEED THE TOTAL AMOUNT PAID BY LICENSEE TO UNIVERSITY.

8.3

DISCLAIMER OF WARRANTIES.  UNIVERSITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION THE CONDITION OF ANY TECHNOLOGY, PATENT RIGHTS, LICENSED PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, LICENSED UNDER THIS AGREEMENT; OR OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OF SUCH TECHNOLOGY, PATENT RIGHTS, LICENSED PRODUCT.  UNIVERSITY PROVIDES LICENSEE THE RIGHTS GRANTED UNDER THIS AGREEMENT AS IS AND WITH ALL FAULTS, AND MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF THE TECHNOLOGY OR PATENT RIGHTS; (ii) THAT EXPLOITATION OF THE TECHNOLOGY OR PATENT RIGHTS WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; OR (iii) THAT ANY THIRD PARTY IS NOT CURRENTLY INFRINGING OR WILL NOT INFRINGE THE PATENT RIGHTS, EXCEPT THAT UNIVERSITY REPRESENTS AND WARRANTS THAT IT CO-OWNS THE PATENT RIGHTS, THAT IT HAS NOT LICENSED THE PATENT RIGHTS OR TECHNOLOGY TO ANY THIRD PARTY AND, TO THE BEST OF ITS KNOWLEDGE, IT IS UNAWARE OF ANY THIRD PARTY INFRINGEMENT.

8.4

SURVIVAL.  The provisions of this Section 8 shall survive the expiration or termination of this Agreement for any reason.

9.

MARKING AND STANDARDS

9.1

LICENSEE agrees to mark and have its Sublicensees and Affiliates mark, any and all Licensed Products (or their containers or labels) that are made, sold, or otherwise disposed of by LICENSEE, Sublicensees, or Affiliates under the license granted in this Agreement, in accordance with and to the extent required by the applicable patent marking statute; provided that LICENSEE does not need to mark Licensed Products (or their containers or labels) if such Licensed Products are used solely for LICENSEE’s own internal research purposes or for validation studies on LICENSEE’s behalf.

9.2

LICENSEE shall act in good faith to maintain satisfactory standards with respect to the nature of the Licensed Products manufactured or sold by LICENSEE.  LICENSEE shall act in good faith to ensure that all Licensed Products manufactured or sold by it shall be of a quality that is appropriate to the respective industry standards.  LICENSEE agrees that similar provisions shall be included by Affiliates and Sublicenses of all tiers.

10.

ASSIGNMENT

10.1

PERMITTED ASSIGNMENT.  LICENSEE may assign or delegate its rights or obligations under this Agreement only under the following circumstances:

(a)

by providing UNIVERSITY with written notice of the proposed assignment, including the proposed assignee’s contact information, at least thirty (30) days prior to the date of assignment, and obtaining UNIVERSITY’s express written consent to the proposed assignment, which consent shall not be unreasonably withheld; or

(b)

as part of a sale or change of control, regardless of whether such a sale or change of control occurs by operation of law or through an asset sale, stock sale, merger or other combination, or any other transfer of: (i) LICENSEE’s entire business; or (ii)

that part of LICENSEE’s business that exercises all rights granted under this Agreement.

10.2

UNAUTHORIZED ASSIGNMENT.  Any attempt by LICENSEE to assign this Agreement that fails to comply with this Section 10 will be null and void.

10.3

SUCCESSORS AND ASSIGNS.  This Agreement shall extend to and be binding upon the successors, legal representatives, and permitted assigns of UNIVERSITY and LICENSEE.

11.

CONFIDENTIALITY.

11.1

CONFIDENTIAL INFORMATION.  From time to time during the term of this Agreement, one Party may disclose or make available (the “Disclosing Party”) to the other Party (the “Receiving Party”) information about its business affairs, confidential intellectual property, trade secrets, know-how, copyrights, trademarks, designs, data, algorithms, code, patent applications and oral communications relating to the Technology and the Patent Rights, third party confidential information and other sensitive or proprietary information (collectively, “Confidential Information”).  Confidential Information shall not include information that, at the time of disclosure and as established by documentary evidence:

(a)

is or becomes generally available to and known by the public, other than as a result of, directly or indirectly, any breach of this Section 11 by the Receiving Party or any of its employees, agents, or representatives;

(b)

is or becomes available to the Receiving Party on a non-confidential basis from a third party source, provided that such third party is not, and was not, prohibited from disclosing such Confidential Information;

(c)

was known by or in the possession of the Receiving Party or its employees, agents, or representatives prior to being disclosed by or on behalf of the Disclosing Party; or

(d)

was or is independently developed by the Receiving Party without reference to, or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

11.2

RECEIVING PARTY OBLIGATIONS.  The Receiving Party shall:

(a)

protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)

not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c)

not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s employees, agents or representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement and who are bound by obligations of confidentiality and restrictions that cover such Confidential Information that are at least as stringent as those set forth in this Agreement.

11.3

COURT OR GOVERNMENT ORDER.  Notwithstanding anything in this Agreement to the contrary, Receiving Party may make disclosures of Confidential Information of the Disclosing Party to the extent required to be disclosed pursuant to applicable federal, state or local law or a valid order issued by a court or governmental agency of competent jurisdiction; provided, that (a) the Receiving Party gives the Disclosing Party prompt written notice of such requirement prior to disclosure, (b) the Receiving Party reasonably cooperates with the Disclosing Party’s efforts to limit the scope of the information to be provided or to obtain an order protecting the information from public disclosure, and (c) the Receiving Party discloses only that portion of the Confidential Information that is legally required to be disclosed.

11.4

RETURN OF CONFIDENTIAL INFORMATION.  Upon expiration or termination of the Agreement, at the Disclosing Party’s written request, the Receiving Party and its employees, agents and representatives shall promptly return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed.

11.5

REMEDIES.  The Receiving Party shall be responsible for any breach of this Section 11  caused by any of its employees, agents, or representatives.  The Disclosing Party may seek equitable relief (including injunctive relief) against the Receiving Party to prevent the breach or threatened breach of this Section 11 and to secure its enforcement, in addition to all other remedies available at law.

11.6

SURVIVAL.  The provisions of this Section 11 shall survive the expiration or termination of this Agreement for ten (10) years.

12.

NOTICE. Any notice, payment, report, or other correspondence required or permitted to be given hereunder shall be mailed by certified mail or delivered by hand to the Party to whom such correspondence is required or permitted to be given hereunder.  If mailed, any such notice shall be deemed to have been given when mailed as evidenced by the postmark at the point of mailing.  If delivered by hand, any such correspondence shall be deemed to have been given when it is received by the Party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving Party.

All correspondence to LICENSEE shall be addressed to:

Jeff Wolf

Chief Executive Officer

Zolovax, Inc.

627 Davis Drive, Suite 400

Morrisville, NC 27560

All correspondence to UNIVERSITY shall be addressed to:

FOR NOTICE and PAYMENT:

Director

Office of Technology Transfer

University of Miami

1951 NW 7th Avenue, Suite 300

Miami, FL 33136

WITH A COPY FOR NOTICE TO:

Office of the General Counsel

University of Miami

1320 South Dixie Highway, Suite 1250

Gables One Tower

Coral Gables, FL 33146

Either Party may change the address to which correspondence to it is to be addressed by notification as provided herein.

13.

MISCELLANEOUS PROVISIONS

13.1

TERMINATION.

(a)

LICENSEE shall have the right to terminate this Agreement upon ninety (90) days prior written notice to UNIVERSITY.

(b)

UNIVERSITY and LICENSEE shall have the right to terminate this Agreement if the other Party commits a material breach of an obligation under this Agreement and fails to cure any such breach within thirty (30) days of receipt of written notice from the non-breaching Party. A material breach shall include, but not be limited to the following: (i) failure to deliver to UNIVERSITY any payment at the time such payment is due under this Agreement, (ii) failure to meet or achieve milestone schedule, (iii) failure to possess and maintain required insurance coverage, and (iv) delivery of a false report to UNIVERSITY.  Such termination shall be effective upon further written notice to the breaching Party after failure by the breaching Party to cure.

(c)

The license and rights granted in this Agreement have been granted on the basis of the special capability of LICENSEE to perform research and development work leading to the manufacture and marketing of the Licensed Products.  Accordingly, LICENSEE covenants and agrees that in the event any proceedings under Title 11, United States Code, or any amendment thereto, be commenced by or against LICENSEE, and if against LICENSEE, said proceedings shall not be dismissed with prejudice before either an adjudication in bankruptcy or the confirmation of a composition, arrangement, or plan of reorganization, or in the event LICENSEE shall be adjudged insolvent or make an assignment for the benefit of its creditors, or if a writ of attachment or execution be levied upon the license hereby created and not be released or satisfied within ten (10) days thereafter, or if a receiver be appointed in any proceeding or action to which LICENSEE is a party with authority to exercise any of the rights or privileges granted hereunder and such receiver be so discharged within a period of forty-five (45) days after his appointment, any such event shall be deemed to constitute a breach of this Agreement by LICENSEE, and UNIVERSITY, at the election of UNIVERSITY, but not otherwise, ipso facto, and without notice or other action by UNIVERSITY, shall terminate this Agreement and all rights of LICENSEE hereunder and all rights of any and all entities claiming under LICENSEE.

(d)

UNIVERSITY may terminate this Agreement immediately if LICENSEE or any of its Sublicensees or Affiliates, directly or indirectly, initiate or prosecute any lawsuit or any other civil or administrative proceeding, or the making of any claim or counterclaim, of any kind in any court, tribunal, agency, or governmental entity anywhere in the world challenging the validity or enforceability of the Patent Rights licensed to it under this Agreement by UNIVERSITY.

(e)

Licensee hereby covenants: (a) not to challenge the validity, scope, or enforceability of or otherwise oppose any patent right or patent application included in the “Patent Rights”; (b) that it shall include in all of its sublicense agreements the obligation binding on the sub-licensee under such sublicense agreement not to challenge the validity, scope, or enforceability of or otherwise oppose any such Patent Rights; (c) that it shall include provisions in all sublicense agreements providing that, if the sub-

licensee challenges the validity, scope, or enforceability of or otherwise opposes any such Patent Rights, Licensee may terminate its sublicense agreement with such sub-licensee; and (d) if any such sub-licensee challenges the validity, scope, or enforceability of or otherwise opposes any such Patent Rights, Licensee shall terminate such sublicense agreement, and such sub-licensee shall no longer have any rights under any such Patent Rights.  In the event that all or any portion of this Section is invalid, illegal, or unenforceable, then the Parties will use their best efforts to replace the invalid, illegal, or unenforceable provision(s) with valid, legal, and enforceable provision(s).

(f)

LICENSEE agrees that breach of terms of this Agreement would immediately and irreparably damage UNIVERSITY in a way not capable of being fully compensated by monetary damages and accordingly, UNIVERSITY is entitled to seek injunctive relief in addition to such other relief to which it may be entitled at law or in equity.

(g)

Upon termination of this Agreement for any reason, LICENSEE shall promptly pay to UNIVERSITY any amounts accrued under this Agreement as of the effective date of such termination. Any termination of this Agreement shall be without prejudice to UNIVERSITY’s right to recover all amounts accruing to UNIVERSITY under this Agreement prior to such the effective date of termination and cancellation. Except as otherwise provided, should this Agreement be terminated for any reason, LICENSEE shall have no rights, express or implied, under any of UNIVERSITY’ S intellectual property rights that are the subject matter of this Agreement, including Technology, nor have the right to recover any royalties paid to UNIVERSITY hereunder. Upon termination, LICENSEE shall have the right to dispose of Licensed Products then in their possession and to complete existing contracts for such Licensed Products, so long as contracts are completed within six (6) months from the date of termination, subject to the payment of royalties to UNIVERSITY as provided in Section 3 hereof.  LICENSEE agrees to destroy progeny and derivatives thereof remaining in LICENSEE’s possession after six (6) months from the date of termination.  Failure to terminate on any basis shall not prejudice or impact the UNIVERSITY’s rights and ability to subsequently terminate for the same or a related basis.

13.2

INSURANCE.

(a)

Prior to the commencement of clinical trials, LICENSEE must maintain commercial general liability insurance in the amounts of not less than one million dollars ($1,000,000) per incident and $1,000,000 annual aggregate. After the commencement of the first clinical trial for the first Licensed Product, but prior to the first commercial sale of a Licensed Product, LICENSEE must maintain commercial general liability insurance of not less than one million dollars ($1,000,000) per incident, and clinical trials liability insurance of not less than three million dollars ($3,000,000).  After the first commercial sale of a Licensed Product, LICENSEE must maintain commercial general liability insurance in the amounts of not less than three million dollars ($3,000,000) per incident and five million dollars ($5,000,000) annual aggregate.  Immediately prior to the commencement of the first clinical trial for the first Licensed Product, UNIVERSITY, its employees and agents, will be named as additional insured.  After the first commercial sale of a Licensed Product, LICENSEE shall maintain products liability/completed operations and clinical trials insurance coverage in the amount of ten million dollars ($10,000,000).

(b)

LICENSEE shall not cancel such insurance without thirty (30) days prior notice to UNIVERSITY.  Such cancellation shall be cause for termination.

(c)

The terms of this Section 13.2 shall survive termination of this Agreement.

13.3

USE OF NAME.  LICENSEE shall not, without the prior written consent and approval of UNIVERSITY, use any name, trade name, trademark, or other designation of UNIVERSITY, or any of its trustees, faculty, students, employees, or departments, or any adaptation thereof in any publication, including advertising, promotional, or sales literature, or any other activities or context.

13.4

GOVERNING LAW; VENUE AND DISPUTE RESOLUTION.

(a)

This Agreement shall be considered as having been entered into in the State of Florida, United States of America, and shall be construed and interpreted in accordance with the laws of the State of Florida. In any action or proceeding arising out of or relating to this Agreement (an “Action”), each of the Parties hereby irrevocably submits to the jurisdiction of any federal or state court sitting in Miami-Dade County, Florida, and further agrees that any Action shall be heard and determined in such Florida federal court or in such state court.  Each Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Action in Miami-Dade County, Florida.

(b)

If a dispute arises between the Parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the Parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If the dispute remains unresolved forty-five (45) days after the first meeting for the purpose of dispute resolution, then each Party shall have the right to pursue other remedies legally available to resolve the dispute.

13.5

CONSTRUCTION.  The captions and section headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.  Unless otherwise specified, terms in the singular shall include terms in the plural, and vice-versa.  The term “or” is used in the inclusive sense and means “and/or” unless otherwise specified.

13.6

SEVERABILITY.  Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties hereto.

13.7

COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8

SURVIVAL.

(a)

The provisions of Sections relating to Definitions, Indemnification and Limitation of Liability, Confidentiality, Notice, and Miscellaneous Provisions shall survive the termination or expiration of this Agreement. and shall remain in full force and effect upon termination or expiration of this Agreement.

(b)

The provisions of this Agreement that do not survive termination or expiration hereof shall nonetheless be controlling on, and shall be used in construing and interpreting,

the rights and obligations of the Parties hereto with regard to any dispute, controversy, or claim that may arise under, out of, in connection with, or relating to this Agreement.

(c)

Sublicenses in good standing shall survive termination of this license as a direct license from UNIVERSITY, provided that Sublicensees assume the obligations set forth in the definitive agreement. UNIVERSITY will enter into a direct agreement with such Sublicensees upon LICENSEE’s written request.

13.9

AMENDMENT.  No amendment or modification of the terms of this Agreement shall be binding on either Party unless reduced to writing and signed by an authorized officer of the Party to be bound.

13.10

NON-WAIVER.  No failure or delay on the part of a Party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No waiver of any of the provisions of this Agreement shall be effective unless it is in writing, and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

13.11

INDEPENDENT CONTRACTOR RELATIONSHIP.  This Agreement is not intended to create nor shall be construed to create any relationship between LICENSEE and UNIVERSITY other than that of independent entities contracting for the purpose of effecting provisions of this Agreement. It is further expressly agreed that no work, act, commission or omission of any Party, its agents, servants or employees, pursuant to the terms and conditions of this Agreement, shall be construed to make or render any Party, its agents, servants or employees, an agent, servant, representative, or employee of, or joint venturer with, the other Party. Neither Party shall have any right to bind or obligate the other Party in any way nor shall it represent that it has any right to do so.

13.12

REPRESENTATION BY COUNSEL.  Each Party acknowledges that it has had the opportunity to be represented by counsel of such Party’s choice with respect to this Agreement. In view of the foregoing and notwithstanding any otherwise applicable principles of construction or interpretation, this Agreement shall be deemed to have been drafted jointly by the Parties and in the event of any ambiguity, shall not be construed or interpreted against the drafting Party.

13.13

NO THIRD PARTY BENEFICIARIES.  No third persons or entities are intended to be or are third party beneficiaries of or under this Agreement, including, without limitation, Sublicensees and Affiliates. Nothing in this Agreement shall be construed to create any liability on the part of the Parties or their respective directors, officers, shareholders, employees or agents, as the case may be, to any such third parties for any act or failure to act of any Party hereto.

13.14

CONFLICTS.  LICENSEE understands and agrees that UNIVERSITY personnel who are engaged by LICENSEE, whether as consultants, employees or otherwise, or who possess a material financial interest in LICENSEE, are subject to UNIVERSITY’s rule regarding outside activities and financial interests set forth in the UNIVERSITY of Miami Faculty Manual and Intellectual Property Policy. Any term or condition of an agreement between LICENSEE and such UNIVERSITY personnel which seeks to vary or override such personnel’s obligations to UNIVERSITY may not be enforced against such personnel or UNIVERSITY without the express written consent of an individual authorized to vary or waive such obligations on behalf of

UNIVERSITY.  Furthermore, should an interest of LICENSEE conflict with the interest of UNIVERSITY, UNIVERSITY personnel are obligated to resolve such conflicts according to the guidelines and policies set forth by UNIVERSITY.

13.15

ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the Parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both Parties hereto.

13.16

FORCE MAJEURE.  Neither Party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, embargo, government requirement, civil or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing Party. The affected Party will notify the other Party in writing within ten (10) days after the beginning of any such cause that would affect its performance. Notwithstanding, if a Party’s performance is delayed for a period exceeding thirty (30) days from the date the other Party receives notice under this paragraph, the non-affected Party will have the right, without any liability to the other Party, to terminate this agreement.

13.17

TAX-EXEMPT STATUS.  LICENSEE acknowledges that UNIVERSITY, as a not-for-profit corporation of the State of Florida, holds the status of an exempt organization under the Internal Revenue Code of 1986, as amended. LICENSEE also acknowledges that certain facilities in which the Patent Rights or Technology were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if UNIVERSITY reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of UNIVERSITY or the bonds used to finance UNIVERSITY facilities, the relevant term is invalid and the Parties shall modify the term accordingly.

13.18

NO OUTSTANDING OR KNOWN FUTURE CLAIMS/CAUSES OF ACTION.  Each Party affirms that it has not filed with any governmental agency or court any type of action or report against the other Party, and currently knows of no existing act or omission  that may constitute a claim or liability against the other Party.  LICENSEE shall not (a) attempt to challenge the validity or enforceability of the intellectual property held or controlled by UNIVERSITY; or (b) directly or indirectly, knowingly assist any third party in an attempt to challenge the validity or enforceability of the intellectual property held or controlled by UNIVERSITY  except to comply with any court order or subpoena.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date.

LICENSEE	UNIVERSITY
/s/ Jeff Wolf 12/31/20	/s/ Norma Sue Kenyon 12/21/20
Signature Date	Signature Date
Jeff Wolf	Norma Sue Kenyon, Ph.D.
Printed Name	Printed Name
CEO	Vice Provost for Innovation
Printed Title	Printed Title

APPENDIX A

TECHNOLOGIES/INTELLECTUAL PROPERTY

UNIVERSITY invention disclosure:

•

“Secreted heat shock protein, gp96-Ig vaccine platform against Coronavirus disease 2019 (COVID-19),” UNIVERSITY reference UMIP-510

Patent Applications:

•

“IMMUNE-MEDIATED CORONAVIRUS TREATMENTS”, United States provisional application bearing Application No. 62/983,783  and filed on March 2, 2020;

•

“IMMUNE-MEDIATED CORONAVIRUS TREATMENTS”, United States provisional application bearing Application No. 62/991,223 and filed on March 18, 2020;

•

“IMMUNE-MEDIATED CORONAVIRUS TREATMENTS”, United States provisional application bearing Application No. 63/061,390 and filed on August 5, 2020; and

•

 “IMMUNE-MEDIATED CORONAVIRUS TREATMENTS”, United States provisional application bearing Application No. 63/064,989 and filed on August 13, 2020.

APPENDIX B

SUMMARY OF CURRENT OUTSTANDING PATENT COSTS

UM Technology Number UMIP-510	Current Outstanding Balance [***]	Payment terms: Outstanding patent N/A

APPENDIX C

Development Plan

A development plan of the scope outlined below shall be submitted to OTT by Licensee prior to the execution of the license agreement.  In general, the plan should provide OTT with a summary overview of the activities that Licensee believes are necessary to bring products to the marketplace.

I.

Development Program

A.

Development activities to be undertaken

(Please break activities into subunits with the date of completion of major milestones)

1.

Preclinical Efficacy Studies in mice and primates

The efficacy of ZVX-60 in protecting against COVID-19 infection will be tested in mice and primates. The studies will be commenced upon the procurement of cGMP grade material of ZVX-60.

Estimate start of mouse efficacy studies: September 2021

Duration: 4 months

Estimate start of monkey efficacy studies: December 2021

Duration: 4 months

2.

Chemistry and Manufacturing Controls ( cGMP Manufacturing )

ZVX-60 will be manufactured for first-in-human Phase I studies. To this end, Heat Bio will work with Waisman Biomanufacturing to generate a master cell bank

(MCB) and perform clinical manufacturing (including an engineering run) to obtain drug product to support Phase 1 clinical studies. Drug product will be scaled up for large scale production for Phase 2 and 3 studies at Gencure Biomanufacturing Center.

Estimated start of manufacturing: June 2021

Estimated time to completion: 9 months

3.

Regulatory plan

Heat Bio is working with CTI Clinical Trial and Consulting to prepare pre-IND briefing package and protocol synopsis for the FDA. This will be followed by preparation of an IND document including investigators brochure to initiate first-in-human clinical studies with ZVX-60.

Estimated time of pre-IND submission: May 2021

Estimated time of IND submission: May 2022

4.

Clinical Trials

i) Phase 1 studies

Estimated start date: June 2022

ii) Phase 2 studies

Estimated start date: January 2023

iii) Phase 3 studies

Estimated start date: October 2023

B.

Estimated total development time

Estimated time to clinical development (Phase 1 studies) is 13 months

Estimated time to complete clinical studies ( Phase 1,2 and 3) is 2.5-3 years

II.

Governmental Approval

Types of submissions required

Initially a pre-IND and IND submission to the FDA will be filed by Heat Bio to initiate first-in-human Phase 1 studies. An End-of-Phase 2 (EOP2) meeting will be set with the agency upon completion and data release of our Phase 2 study. This EOP2 meeting will serve as guidance from the agency for the design of a registration Phase 3 trial.

III.

Proposed Market Approach

Market authorization will be pursued with US rights under a BLA filing. A pre-BLA meeting will be conducted prior to BLA filing. Heat will launch ZVX-60 product to market by itself after the successful completion of its Phase 3 clinical program and seeking FDA approval via a BLA meeting. Heat will be seeking market rights in US and worldwide.

IV.

Competitive Information

A.

Potential competitors

ZVX-60 is a T cell vaccine with a unique and differentiated mechanism of action compared to other vaccines in development and belongs to the class of adjuvanted cell-based vaccine.

The following vaccines in Phase 3 clinical trials are closer to seeking FDA’s approval for Emergency Use Authorization (EUA) and can be perceived as the most relevant competitors in the COVID-19 vaccine space.

•

 Moderna’s mRNA-1273

•

 University of Oxford and AstraZeneca’s AZD1222

•

 Pfizer and BioNTech's BNT162

•

 J&J’s Ad26.CoV2.S

•

 Novavax’s NVX-CoV2373

To date, the above vaccines have demonstrated immunogenicity, safety and tolerability. They have also shown binding antibody and viral neutralization titers comparable to human convalescent sera. Pfizer and Moderna have applied for EUA in the USA and are awaiting the results on their Phase 3 clinical trial. They are likely to be approved by the FDA for use in humans in early to mid 2021.

ZVX-60 would have to demonstrate superior efficacy compared to the above vaccines in order to get regulatory approval.

There are 5 vaccines in Phase 2 clinical trials, 11 in Phase 1/2 clinical trials and 12 in Phase 1 clinical trials that can also be perceived as competition once they start accruing positive safety and efficacy clinical data.

APPENDIX D

Development Report

When appropriate, indicate estimated start date and finish date for activities.

I.

Date Development Plan Initiated and Time Period Covered by this Report.

II.

Development Report (4-8 paragraphs).

A.

Activities completed since last report, including the object and parameters of the development, when it was initiated, when it was completed and the results.

B.

Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

III.

Future Development Activities (4-8 paragraphs).

A.

Activities to be undertaken before next report, including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

B.

Estimated total development time remaining before a product will be commercialized.

IV.

Changes to Initial Development Plan (2-4 paragraphs).

A.

Reasons for change.

B.

Variables that may cause additional changes.

V.

Items to be Provided if Applicable:

A.

Information relating to Licensed Products that has become publicly available, e.g., published articles, competing products, patents, etc.

B.

Development work being performed by third parties other than Licensee. Be sure to include name of third party, reasons for use of third party, and planned future uses of third parties (including reasons why and type of work).

C.

Update of competitive information trends in industry, government compliance (if applicable) and market plan.

D.

Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products or the Licensed Patents.

APPENDIX E

Royalty Summary Report